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                                                                    EXHIBIT 10.1


                  SECOND AMENDED EXECUTIVE EMPLOYMENT AGREEMENT


This Second Amended Executive Employment Agreement (the "Agreement") is entered into by and between IXYS Corporation (the "Company"), a Delaware corporation, and Nathan Zommer ("Executive"), effective as of February 1, 2004 (the "Effective Date").

                                   WITNESSETH

WHEREAS, the Company and the Executive are parties to that certain First Amended Executive Employment Agreement effective as of July 1, 1998, which is modified and superseded by this Second Amended Executive Employment Agreement; and

WHEREAS, the Company desires to continue and extend the employment of Executive under mutually satisfactory terms and conditions, and the Executive desires to be employed by the Company, under the terms and conditions herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. EMPLOYMENT BY THE COMPANY. The Company hereby employs Executive to render full-time services to the Company as its Chief Executive Officer. Executive shall have responsibilities, duties and authorities that are customarily associated with such position, and such duties that are assigned by the Company's Board of Directors (the "Board"). The Executive acknowledges that the Board may delegate to a committee of the Board any matter referred to in this Agreement as being for the Board's determination.

2.      COMPENSATION, VACATION AND BENEFITS.

        2.1 The Company agrees to pay Executive an annual base salary in the amount of $480,000, payable every two weeks. The Executive shall be considered for an annual performance bonus on such terms and conditions as the Board shall determine in its sole discretion. The Executive's performance, and his base salary and bonus arrangement will be reviewed by the Board from time to time, as the Board determines in its sole discretion.

        2.2 Executive's paychecks will be distributed pursuant to ordinary business practice, and shall be subject to ordinary payroll deductions and tax withholdings. The Company also agrees to provide Executive with benefits consistent with Company policy for senior executives. Details about these benefits are set forth in the employee handbook and summary plan descriptions, copies of which have been provided to Executive.

        2.3 In addition to the benefits provided to Executive pursuant to subsections 2.1 and 2.2 hereof, the Company shall:

                (a) pay, or reimburse Executive, for all reasonable costs of a yearly medical exam of Executive by a physician of his choice;






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                (b)     maintain term life insurance (without a buildup of
                equity) in the amount of $1,000,000 on the life of the Executive payable to such beneficiary or beneficiaries as Executive may designate from time to time;

                (c) pay, or reimburse Executive, for the services of a personal tax and/or investment advisor, not to exceed $1,000 per year;

                (d) provide Executive with a car of such make and model as Executive and Board shall agree is commensurate with Executive's position with the Company, including insurance for such car and reasonable maintenance thereof; provided, however, that Executive shall at all times (i) comply with all policies of the Company from time to time in effect with respect to the maintenance and operation of motor vehicles, and (ii) maintain a valid driver's license;

                (e) provide Executive with up to 10 hours per month of bill paying and bookkeeping services in connection with the payment of the personal bills of Executive (but in no event shall the funds of the Company be used to pay the personal bills of Executive): and

                (f) provide Executive with annual vacation during each year in an amount equal to the sum of (i) 15 working days and (ii) 1/2 working day for each full year of service by the Executive at the Company after June 1, 2003.

3. EMPLOYEE HANDBOOK. By signing this Agreement, Executive acknowledges that he has received and read the Company's employee handbook. Executive agrees to abide by all company policies and procedures. Notwithstanding the foregoing, if there shall be any conflict between this Agreement and such employee handbook, the terms of this Agreement shall govern.

4.      INCENTIVE BONUS.

        4.1 CHANGE OF CONTROL. For purposes of this Agreement, a "Change of Control" shall mean:

                (a) any reorganization, consolidation or merger of the Company in which the Company is not the surviving corporation or pursuant to which shares of the Company's voting stock would be converted into cash, securities or other property, in either case other than a merger of the Company in which the holders of the Company's voting stock immediately prior to the merger have the same proportionate ownership of voting stock of the surviving corporation immediately after the merger;

                (b) the sale, exchange or other transfer (in one transaction or a series of related transactions) to a third party not affiliated as of the date of this Agreement with the Company of at least a majority of the voting stock of the Company; or

                (c) the sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company.

        4.2 BONUS. In the event of a Change in Control during Executive's active employment hereunder, he shall be entitled to receive a cash bonus equal to three times



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        his then annual base salary, payable immediately after the closing of the transaction or the series of transactions effecting the Change of Control.

5.       TERMINATION OF EMPLOYMENT.

        5.1 TERM. The initial term of this Agreement is from the date hereof until January 31, 2007.

        5.2     COMPANY INITIATED TERMINATION.

                (a) In the event the Company terminates Executive's employment without cause, but not for reasons of Disability or death, Executive shall receive as severance a one-time payment equal to one month of his then annual salary multiplied by the number of calendar years (a fraction of a year shall be paid on a prorated basis), but not to exceed a total of twelve months, of Executive's service with the Company, payable within fifteen
                (15) days of such termination. No other benefits or payments shall be provided.

                (b) In the event Executive's employment is terminated at any time with cause, all of Executive's compensation and benefits will cease immediately, and Executive shall not be entitled to any severance benefits and all other benefits provided hereunder shall cease as of such termination. For purposes of this Agreement, "cause" shall mean (i) conviction of any felony or any crime involving moral turpitude or dishonesty; (ii) participation in a fraud or act of dishonesty against the Company; (iii) willful breach of the Company's policies; (iv) intentional damage to the Company's property; or (v) breach of this Agreement, the Proprietary Information Agreement, or any other agreements with the Company including, but not limited to agreements regarding confidentiality or proprietary information. Physical or mental disability shall not constitute "cause". Failure to accomplish corporate financial and management goals shall not constitute "cause".

                (c) For purposes of this Agreement, "good reason" for voluntary termination shall mean: (i) reduction of Executive's rate of salary compensation as in effect immediately prior to the Change of Control; (ii) failure to provide a package of welfare benefit plans which, taken as a whole, provide substantially similar benefits to those in which Executive is entitled to participate immediately prior to the Change of Control (except that employee contributions may be raised to the extent of any cost increases imposed by third parties) or any action by the Company which would adversely affect Executive's participation or reduce Executive's benefits under any of such plans; (iii) change in Executive's responsibilities, authority, titles or offices resulting in diminution of position, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith which is remedied by the Company promptly after notice thereof is given by Executive; (iv) request that Executive relocate to a worksite that is more than 35 miles from his prior worksite, unless Executive accepts such relocation opportunity; (v) material reduction in duties; (vi) failure or refusal of the successor company to assume the Company's obligations under this Agreement; or (vii) material breach by the Company or any successor company of any of the material provisions of this Agreement.



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                (d)     In the event Executive suffers and continues to suffer a
                disability that renders him unable to perform the essential functions of his position, for three months within any six-month period ("Disability"), the Company shall, for twelve months commencing at the conclusion of such three-month period of disability, (i) continue to pay Executive his annual base salary and (ii) maintain life insurance in the manner and in the amount set forth in Section 2.3(b) (ii) hereof. If upon the conclusion of the twelve-month period, Executive remains unable to perform the essential functions of the job, or the Company has no suitable vacant position for him, Executive's employment shall be terminated.

                (e) In the event of Executive's termination of employment hereunder either by the Company without cause, or by Executive for good reason, but not for reasons of Disability or death, within one year following a Change of Control, he shall be entitled to receive a cash payment equal to (i) three times his average total annual cash compensation, including base salary and bonus, of the prior three years minus (ii) any amount paid or payable pursuant to Section 4.2. The average of the prior three years ("Average") shall be computed by dividing by three the sum of all cash compensation he received from the Company during the three years prior to the termination. No payment shall be made pursuant to Section 5.2(a) in the event of a termination covered by this Section 5.2(e).

                (f) In the event of Executive's termination of employment hereunder either by the Company without cause, or by Executive for good reason, but not for reasons of Disability or death, within one year following a Change of Control, Executive shall continue to receive all employment benefits as defined in Sections 2.2 and 2.3 above, or their equivalent where benefit plan participation by Executive is not available, for eighteen
                (18) months following the termination.

                (g) In the event of Executive's termination of employment hereunder either by the Company without cause, or by Executive for good reason, but not for reasons of Disability or death, within one year following a Change of Control, the vesting of all shares of Company stock covered by options granted to Executive to purchase such Company shares, shall be accelerated such that all unvested such shares shall become vested as of the termination date.

                (h) Except as expressly provided in this Section 5.2, Executive will not be entitled to any other compensation, severance, pay-in-lieu of notice or any such compensation.

        5.3 EXECUTIVE INITIATED TERMINATION. Executive may voluntarily terminate his employment with the Company at any time by giving the Board 30 days written notice. In the event Executive voluntarily terminates his employment with the Company, all of Executive's compensation and benefits will cease as of such termination date. Executive acknowledges that he will not receive any severance pay or benefits, except as defined in the Employee Handbook, and except as specified in this Agreement at Sections 5.2(e), (f) and (g) if applicable, upon such voluntary termination.

6. NOTICES. All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or delivered by registered or certified mail (return receipt requested), or




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private overnight mail (delivery confirmed by such service, to the address listed below, or to such other address as either party shall designate by notice in writing to the other in accordance herein):

                    If to the Company:
                           IXYS Corporation
                           3540 Bassett Street
                           Santa Clara, CA  95054
                           Attention:  Chairman of the Compensation
                                         Committee of the Board of Directors

                    If to Executive:
                           Nathan Zommer
                           48 Clarendon Ave.
                           San Francisco, California 94114

7. ARBITRATION. To ensure rapid and economical resolution of any and all disputes which may arise under this Agreement, the Company and Executive each agree that any and all disputes or controversies, whether of law or fact of any nature whatsoever (including, but not limited to, all state and federal statutory and discrimination claims), arising from or regarding the interpretation, performance, enforcement or breach of this Agreement shall be resolved by final and binding arbitration under the procedures set forth in Exhibit A to this Agreement and the then existing Judicial Arbitration and Mediation Services Rules of Practice and Procedure (except insofar as they are inconsistent with the procedures set forth in Exhibit A).

8. CERTAIN REDUCTIONS IN PAYMENTS OR BENEFITS. Executive and the Company hereby agree as follows:

        8.1 Anything in this Agreement to the contrary notwithstanding, in the event that any payment, distribution or other benefit provided by the Company to or for the benefit of Executive (whether paid or payable or provided or to be provided pursuant to the terms of this Agreement or otherwise) ("Payments") would (i) constitute a "parachute payment" within the meaning of Section 280G of the Internal Revenue Code (the "Code"), and (ii) but for this Section 8, be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then, in accordance with this Section 8, such Payments shall be reduced to the maximum amount that would result in no portion of the payments being subject to the Excise Tax, but only if and to the extent that such a reduction would result in Executive's receipt of Payments that are greater than the net amount Executive would receive (after application of the Excise Tax) if no reduction is made. The amount of required reduction, if any, shall be the smallest amount so that Executive's net proceeds with respect to the Payments (after taking into account payment of any Excise Tax and all federal, state and local income, employment or other taxes) shall be maximized. If, notwithstanding any reduction described in this Section 8 (or in the absence of any such reduction), the IRS determines that a Payment is subject to the Excise Tax (or subject to a different amount of the Excise Tax than determined by the Company or Executive), then Section 8.3 shall apply. If the Excise Tax is not eliminated pursuant to this Section 8, Executive shall pay the Excise Tax.

        8.2 All determinations required to be made under this Section 8 shall be made by the Company's independent auditors. Such auditors shall provide detailed supporting calculations both to the Company and Executive. Any such determination by the Company's independent auditors shall be binding upon the Company and Executive. Executive shall determine which and how much of the Payments, including without limitation any option acceleration benefits provided under this Agreement or otherwise



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        ("Option Benefits"), shall be eliminated or reduced consistent with the requirements of this Section 8, provided that, if Executive does not make such determination within ten business days of the receipt of the calculations made by the Company's independent auditors, the Company shall elect which and how much of the Option Benefits or other Payments, as the case may be, shall be eliminated or reduced consistent with the requirements of this Section 8 and shall notify Executive promptly of such election. Within five business days thereafter, the Company shall pay to or distribute to or for the benefit of Executive such amounts as are then due to Executive under this Agreement.

        8.3 As a result of the uncertainty in the application of Section 280G of the Code at the time of the initial determination by the Company's independent auditors hereunder, it is possible that Option Benefits or other Payments, as the case may be, will have been made by the Company which should not have been made ("Overpayment") or that additional Option Benefits or other Payments, as the case may be, which will not have been made by the Company could have been made ("Underpayment"), in each case, consistent with the calculations required to be made hereunder. In the event that the Company's independent auditors, based upon the assertion of a deficiency by the IRS against Executive or the Company which the Company's independent auditors believe has a high probability of success, determine that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for the benefit of Executive shall be treated for all purposes as a loan ab initio to Executive which Executive shall repay to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no such loan shall be deemed to have been made and no amount shall be payable by Executive to the Company if and to the extent such deemed loan and payment would not either reduce the amount on which Executive is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Company's independent auditors, based upon controlling precedent or other substantial authority, determine that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

9. CERTAIN DEFERRAL OF PAYMENTS. Notwithstanding the other provisions of this Agreement, to the extent that any amounts payable to Executive pursuant to this Agreement would not be deductible by the Company for federal income tax purposes on account of the limitations of Section 162(m) of the Code, the Company may defer payment of such amounts to the earliest one or more subsequent calendar years in which the payment of such amounts would be deductible by the Company.

10.     GENERAL.

        10.1 ENTIRE AGREEMENT. This Agreement sets forth the complete, final and exclusive embodiment of the entire agreement between Executive and the Company with respect to the subject matter hereof. This Agreement is entered into without reliance upon any promise, warranty or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties, representations or agreements.

        10.2 SEVERABILITY. If any provision of this Agreement shall be held by a court of competent jurisdiction to be excessively broad as to duration, activity or subject, it shall be deemed to extend only over the maximum duration, activity and/or subject as to which such provision shall be valid and enforceable under applicable law. If any provisions shall, for any reason, be held by a court of competent jurisdiction to be




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        invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision of this agreement, but this agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

        10.3 SUCCESSORS AND ASSIGNS. This Agreement shall bind the heirs, personal representatives, assigns, executors and administrators of each party, and inure to the benefit of each party, its heirs, successors and assigns. However, because of the unique and personal nature of Executive's duties under this Agreement, Executive agrees not to delegate the performance of his duties under this Agreement without the prior consent of the Board.

        10.4 APPLICABLE LAW. This Agreement shall be deemed to have been entered into and shall be construed in accordance with the laws of the state of California as applied to contracts made and to be performed entirely within California.

        10.5 HEADINGS. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

        10.6 COUNTERPARTS. This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have duly authorized and caused this Executive Employment Agreement to be executed as follows:

NATHAN ZOMMER,                             IXYS CORPORATION,
An individual                              a Delaware Corporation



/s/ Nathan Zommer                          By: /s/ Samuel Kory
                                               Samuel Kory, Chairman of the
                                               Compensation Committee of the
                                               Board of Directors

Date: February 20, 2004                    Date: February 20, 2004




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                                    Exhibit A

                              ARBITRATION PROCEDURE

1. The parties agree that any dispute that arises in connection with this Agreement or the termination of this Agreement shall be resolved by binding arbitration in the manner described below.

2. A party intending to seek resolution of any dispute under the Agreement by arbitration shall provide a written demand for arbitration to the other party, which demand shall contain a brief statement of the issues to be resolved.

3. The arbitration shall be conducted by a mutually acceptable retired judge from the panel of Judicial Arbitration and Mediation Services, Inc. ("JAMS"). At the request of either party, arbitration proceedings will be conducted in the utmost secrecy and, in such case, all documents, testimony and records shall be received, heard and maintained by the arbitrator in secrecy under seal, available for inspection only by the parties to the arbitration, their respective attorneys, and their respective expert consultants or witnesses who shall agree, in advance and in writing, to receive all such information confidentially and to maintain such information in secrecy, and make no use of such information except for the purposes of arbitration, unless compelled by legal process.

4. The arbitrator is required to disclose any circumstances that might preclude the arbitrator from rendering an objective and impartial determination. In the event the parties cannot mutually agree upon the selection of a JAMS arbitrator, the President and vice president of JAMS shall designate the arbitrator.

5. The party demanding arbitration shall promptly request that JAMS conduct a scheduling conference within 15 days of the date of the that party's written demand for arbitration or on the first available date thereafter on the arbitrator's calendar. The arbitration hearing shall be held within 30 available date thereafter on the arbitrator's calendar. Nothing in this paragraph shall prevent a party from seeking temporary equitable relief at any time, from JAMS or any court of competent jurisdiction, to prevent irreparable harm pending the resolution of the arbitration.

6. Discovery shall be conducted as follows: (a) prior to the arbitration any party may make a written demands for lists of the witnesses to be called and the documents to be introduced at the hearing; (b) the lists must be served within 15 days of the date of receipt of the demand, or one day prior to the arbitration, whichever is earlier; and (c) each party may take no more than two dispositions (pursuant to the procedure set forth in the California Code of Civil Procedure) with a maximum of five hours of examination time per deposition, and no other form of pre-arbitration discovery shall be permitted.

7. It is the intent of the parties that the Federal Arbitration Act ("FAA") shall apply to the enforcement of this provision unless it is held inapplicable by a court with jurisdiction over the dispute, in which event the California Arbitration Act ("CAA") shall apply.

8. The arbitrator shall apply California law, including the California Evidence Code, and shall be able to decree any and all relief of an equitable nature, including but not limited to such relief as a temporary restraining order, a preliminary injunction, a permanent injunction, or replevin of Company property. The arbitrator shall also be able to award actual, general or consequential damages, but shall not award any other form of damage (e.g., punitive damages).



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9.      Each party shall pay its pro rata share of the arbitrator's fees and expenses, in addition to other expenses of the arbitration approved by the arbitrator, pending the resolution of the arbitration. The arbitrator shall have authority to award the payment of such fees and expenses to the prevailing party, as appropriate in the discretion of the arbitrator. Each party shall pay its own attorneys' fees, witness fees and other expenses incurred for its own benefit.

10. The arbitrator shall render a written award setting forth the reasons for his or her decision. The decree or judgment of an award by the arbitrator may be entered and enforced in any court having jurisdiction over the parties. The award of the arbitrator shall be final and binding upon the parties without appeal or review except as permitted by the FAA, or if the FAA is not applicable, as permitted by the CAA.



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